Exhibit 10.3

CONSULTING AGREEMENT
This Consulting Agreement (“Consulting Agreement”) is entered into by and between CIBER, Inc., a Delaware corporation (the "Company"), and Tina Piermarini ("Executive").
WHEREAS, the Company and Executive entered into entered into an employment agreement dated June 13, 2014 (the "Employment Agreement");
WHEREAS, Executive has resigned from the position of Executive Vice President and Chief Administrative Officer of the Company, effective as of June 12, 2016 (the “Effective Date”); and
WHEREAS, in order to resolve amicably all matters between the Company and Executive concerning the Employment Agreement, the benefits payable to Executive upon the end of Executive's employment with the Company, and the start of a consulting relationship between Executive and the Company, the Company and Executive hereby agree to the following terms and conditions:
1.Definitions. Capitalized terms used in this Separation Agreement and not defined herein shall have the meaning provided in the Employment Agreement.
2.Termination of Employment. For the purpose of this Consulting Agreement, June 16, 2016, is Executive’s “Termination Date.” Executive has agreed to continue to serve in Executive’s current role through the Termination Date. The end of the revocation period provided by Section 16 below, shall be the “Release Effective Date.”
3.Payment of Compensation. On the Company’s next regularly scheduled payroll payment after the Release Effective Date, Executive shall be paid all earned, unpaid salary through the Termination Date, any short-term cash incentive payment earned through the Termination Date (to be paid when such payments are normally made to similarly situated executives of the Company for that period), along with any reasonable and necessary business expenses incurred by Executive in connection with Executive’s duties through the Termination Date, so long as such business expenses are timely submitted and approved consistent with Company policy.
4.Continued Consulting Period. Executive hereby agrees to provide services as a consultant to the Company for a term of six months from the Termination Date. During this period, Executive will provide consulting services as reasonably requested in consideration for payment of $20,000 per month, payable in advance each month, with the first payment due on the Release Effective Date.
5.Additional Benefits. The Company shall reimburse Executive for moving expenses in the amount of $10,000, plus gross-up for taxes, payable on the Release Effective Date. Executive shall receive a cash payment equal to the Company’s cost for providing health and dental benefits under the Company’s existing benefit plans for six months, payable on the Release Effective Date.
6.Equity Awards. On the third day following the Release Effective Date (or on the next business day, if the third day is a weekend day or a holiday), vesting of all of Executive’s outstanding unvested equity awards scheduled to vest through June 24, 2017 shall be accelerated to vest immediately. All additional unvested equity awards shall be revoked immediately thereafter, pursuant to the terms of the Company’s Long Term Incentive Plan.

7.No Compensation Owed. Executive acknowledges that, except for payment of final compensation and expenses as provided in Section 3 above, Executive has received all wages, compensation, or other amounts owed to Executive, that the consideration referenced in this Agreement is in addition to any wages or other compensation owed to Executive, and that, separate from the terms of this Agreement, Executive is not otherwise entitled to the consideration referenced in this Agreement.
8.Forfeiture of Benefits. Executive agrees and acknowledges that if Executive fails to comply with Executive’s obligations under Sections 9 through Section 11 of this Separation Agreement, Executive shall forfeit any remaining unpaid consulting payments provided under Section 4 of this release.
9.Return of Materials. On the Termination Date, Executive will personally and promptly return to a Company representative all equipment, documents, records, notebooks, disks, or other materials, including all copies, in Executive’s possession or control that contain Confidential Information of Company or Company’s clients or any other information concerning Company, its products, services, or customers, whether prepared by Executive or others. Executive understands and agrees that compliance with this paragraph may require that data be removed from Executive's personal electronic devices. Consequently, upon reasonable prior notice, Executive agrees to permit the qualified personnel of Company and/or its contractors access to such devices for that purpose.
10.Nondisparagement Agreement. Executive agrees not to make any communications or engage in any conduct that is or can reasonably be construed to be disparaging of the Company, its officers, directors, employees, agents, stockholders, products, or services. The Company agrees not to make any communications or engage in any conduct that is or can reasonably be construed to be disparaging of Executive.
11.Release. Executive (for Executive as well as Executive’s agents, heirs, successors, assigns, executors, and/or administrators) does hereby and forever release and discharge the Company and its past and present parent, subsidiary and affiliated corporations, divisions or other related entities, as well as the successors, shareholders, officers, directors, heirs, predecessors, assigns, agents, employees, attorneys and representatives of each of them, past or present from any and all causes of action, actions, judgments, liens, debts, contracts, indebtedness, damages, losses, claims, liabilities, rights, interests and demands of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought before any state or federal court or before any state or federal agency or other governmental entity, which Executive has or may have against any released person or entity by reason of any and all acts, omissions, events or facts occurring or existing prior to the date hereof, including, without limitation, all claims attributable to the employment of Executive, all claims attributable to the end of that employment, and all claims arising under any federal, state or other governmental statute, regulation or ordinance or common law, such as, for example and without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act which prohibits discrimination on the basis of age over 40, and wrongful termination claims, excepting only those obligations expressly recited to be performed hereunder and any rights to indemnification, advancement of expenses, or insurance coverage to which Executive is entitled under the Employment Agreement, the Company's Certificate of Incorporation, the Company’s Bylaws, Delaware law, the laws of any other jurisdiction applicable to Executive’s service as an employee or director of any entity affiliated with the Company, or otherwise.

In light of the intention of Executive (as well as all of Executive’s agents, heirs, successors, assigns, executors and/or administrators) that this release extend to any and all claims of whatsoever kind or character, known or unknown, Executive expressly waives any and all rights granted by California Civil Code Section 1542 or any other analogous federal or state law or regulation. Section 1542 reads as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent Executive from filing a charge with, or participating in any proceeding or investigation by, the Equal Employment Opportunity Commission or any other state or federal governmental agency. However, Executive acknowledges that, in accordance with this Release, Executive has no right to recover any monies on behalf of Executive or Executive’s agents, heirs, successors, assigns, executors and/or administrators in connection with, or as a result of, such charge, investigation, or proceeding.

12.    Confidentiality. Executive affirms Executive has not divulged any proprietary or Confidential Information of the Company and will continue to maintain the confidentiality of such information consistent with the Company’s policies and Executive’s agreement(s) with the Company and/or relevant statutory or common law. Executive understands and acknowledges that notwithstanding the provisions above, Executive will not be held criminally or civilly liable for any disclosure of any of Company’s proprietary or Confidential Information that Executive makes in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; in a complaint or other document filed in a lawsuit or other proceeding when the filing is made under seal; or to Executive’s attorney or in a sealed court filing in a lawsuit alleging retaliation for reporting a suspected violation of law.

13.No Actions Pending. Executive and the Company agree that neither party has filed, nor will either party file in the future, any claims, actions or lawsuits against any of the Releases relating to Executive's employment with the Company, or the end thereof, except as contemplated hereby.
14.No Admissions. Nothing contained herein shall be construed as an admission of wrongdoing or liability by either party hereto.
15.Entire Agreement; Miscellaneous. This Agreement constitutes a single integrated contract expressing the entire agreement of the parties with respect to the subject matter specifically addressed herein and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof. There are no other agreements, written or oral, express or implied, between the parties hereto, concerning the subject matter hereof, except as set forth herein. This Agreement may be amended or modified only by an agreement in writing, and it shall be interpreted and enforced according to the laws of the State of Colorado. Should any of the provisions of the Agreement be determined to be invalid by a court of competent jurisdiction, it is agreed that this shall not affect the enforceability of the other provisions herein.
16.Waiting Period and Right of Revocation. Executive acknowledges that: by executing this Agreement, Executive waives all rights or claims, if any, that Executive may have against the Company under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 626, et seq. (“ADEA”); that this Agreement has been written in a manner calculated to be understood by Executive, and is in fact understood by Executive; that the aforementioned waiver reflects specifically, but is not limited to, all rights or claims, if any, that Executive may have against the Company arising under the ADEA; that Executive is not waiving rights and claims that Executive may have under the ADEA against the Company that may arise after the date on which this Agreement is executed; Executive is waiving rights and claims that Executive may have under the ADEA, if any, only in exchange for consideration in addition to anything of value to which

Executive is already entitled; Executive is advised and has had the opportunity to consult with an attorney of Executive’s choice prior to executing this Agreement; Executive has been given a period of 21 days from the date on which Executive receives this Agreement, not counting the day upon which Executive receives the Agreement, within which to consider whether to sign this Agreement; if Executive wishes to execute this Agreement prior to the expiration of the 21-day period set forth in subsection (g) of this Paragraph 14, Executive may do so; Executive has been given a period of 7 days following the execution of this Agreement to revoke Executive’s waiver of all claims, if any, under the ADEA, and Executive’s release of any claims under the ADEA shall not become effective or enforceable until the revocation period has expired without Executive revoking Executive’s waiver of all claims under the ADEA; to revoke Executive’s waiver of all claims under the ADEA, Executive understands that Executive must deliver a written, signed statement that Executive revokes Executive’s waiver of all claims under the ADEA to the Company by hand or by mail within the 7 day revocation period. The revocation must be postmarked within the period stated above and properly addressed to the Company at the following address: Ciber, Inc., 6312 S. Fiddler’s Green Cir., Suite 600E, Greenwood Village, CO 80111, ATTN: Legal Department; this Agreement becomes null and void and of no further force or effect if Executive does not sign, date and return this Agreement to the Company within 21 days after the date on which Executive receives this Agreement; any modifications, material or otherwise, made to this Agreement, do not restart or affect in any manner the original period of up to 21 calendar days during which Executive may consider this Agreement.
17.Understanding of Agreement. The consideration stated herein is contractual and not merely a recital. The Parties hereto execute and deliver this Agreement after being fully informed of its terms, contents and effects. The Parties acknowledge that this Agreement is a negotiated agreement that both Parties have reviewed with their attorneys, that both Parties have had a full opportunity to revise the language of the Agreement, and that, in the event of a dispute, the Agreement should not be construed in any way either for or against a party based on whether a particular party was or was not the primary drafter of this Agreement. Executive states that Executive has carefully read this Agreement, that Executive fully understands its final and binding effect, that the only promises made to Executive to sign this Agreement are those stated above, and that Executive is signing this Agreement voluntarily.

Executive:

/s/ Tina Piermarini
Tina Piermarini

Ciber, Inc.:

By:     /s/ Christian Mezger
Christian Mezger
Chief Financial Officer

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